Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF FEDERAL-MOGUL CORPORATION

Federal-Mogul Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on January 31, 2007. A Certificate of Merger was filed with the Secretary of State of the State of Delaware on December 21, 2007 pursuant to which the original certificate of incorporation was amended and restated effective on December 27, 2007 (the “First Amended and Restated Certificate of Incorporation”).

2. This Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware. Pursuant to Sections 242 and 228 of the General Corporation Law of the State of Delaware, the amendments and restatement herein set forth have been duly adopted by the Board of Directors and the stockholders of Federal-Mogul Corporation.

3. Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Certificate of Incorporation restates and integrates and amends the First Amended and Restated Certificate of Incorporation such that the text of the Certificate of Incorporation shall now read in its entirety as follows:

FIRST: The name of the corporation (hereinafter called the “Corporation”) is Federal-Mogul Corporation.

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

FOURTH: The shares of Class A common stock of the Corporation, par value one cent ($0.01), are hereby renamed common stock. The total number of shares of capital stock which the Corporation shall have authority to issue is 540,100,000, consisting of 450,100,000 shares of common stock, par value one cent ($0.01) per share (“Common Stock”), and 90,000,000 shares of preferred stock, par value one cent ($0.01) per share (“Preferred Stock”). The voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, in respect of the classes of stock of the Corporation are as follows:

I. Preferred Stock

A. The Preferred Stock of the Corporation may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not canceled in any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized.

B. Authority is hereby vested in the Board of Directors from time to time to authorize the issuance of one or more series of Preferred Stock and, in connection with the creation of such series, to fix by resolution or resolutions providing for the issuance of shares thereof the characteristics of each such series including, without limitation, the following:

1. the maximum number of shares to constitute such series, which may subsequently be increased or decreased (but not below the number of shares of that series then outstanding) by resolution of the Board of Directors, the distinctive designation thereof and the stated value thereof if different than the par value thereof;

2. whether the shares of such series shall have voting powers, full or limited, or no voting powers, and if any, the terms of such voting powers;

3. the dividend rate, if any, on the shares of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of capital stock and whether such dividend shall be cumulative or noncumulative;

4. whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to redemption, the times, prices and other terms, limitations, restrictions or conditions of such redemption;

5. the relative amounts, and the relative rights or preference, if any, of payment in respect of shares of such series, which the holders of shares of such series shall be entitled to receive upon the liquidation, dissolution or winding-up of the Corporation;

6. whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

7. whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class, classes or series, or other securities, whether or not issued by the Corporation, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting same;

8. the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or any other class or classes of stock of the Corporation ranking junior to the shares of such series either as to dividends or upon liquidation, dissolution or winding-up;

9. the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issuance of any additional stock (including additional shares of such series or of any other series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or distributions of assets upon liquidation, dissolution or winding-up; and

10. any other preference and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall not be inconsistent with law or this ARTICLE FOURTH.

II. Common Stock

A. The Common Stock of the Corporation may be issued from time to time in any number of shares, provided that the aggregate number of shares issued and not canceled shall not exceed the total number of shares of Common Stock hereinabove authorized.

B. Unless expressly provided by the Board of Directors of the Corporation in fixing the voting rights of any series of Preferred Stock, the holders of the outstanding shares of Common Stock shall exclusively possess all voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of such stock standing in his name on the books of the Corporation.

C. Subject to the prior rights of the holders of Preferred Stock now or hereafter granted pursuant to this ARTICLE FOURTH, the holders of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for that purpose, dividends payable either in cash, stock or otherwise.

D. In the event of any liquidation, dissolution or winding-up of the Corporation, either voluntary or involuntary, after payment shall have been made in full to the holders of Preferred Stock of any amounts to which they may be entitled and subject to the rights of the holders of Preferred Stock now or hereafter granted pursuant to this ARTICLE FOURTH, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to share, ratably accordingly to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

FIFTH: The Corporation shall have perpetual existence.

SIXTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

1. The business of the Corporation shall be conducted by the officers of the Corporation under the supervision of the Board of Directors.

2. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. No election of Directors need be by written ballot.

3. Subject to the limitations set forth in this Certificate of Incorporation, the Board of Directors of the Corporation may amend, repeal or restate the Bylaws of the Corporation; and the stockholders of the Corporation shall have the concurrent power and authority to amend, repeal or restate the Bylaws of the Corporation.

4. The Corporation shall not adopt or approve the classification of directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware other than by an amendment to this Certificate of Incorporation duly adopted by the stockholders of the Corporation.

5. The Corporation shall not, other than by an amendment to this Certificate of Incorporation duly adopted by the stockholders of the Corporation, adopt or approve any “rights plan,” “poison pill” or other similar plan, agreement or device designed to prevent or make more difficult a hostile takeover of the Corporation by increasing the cost to a potential acquirer of such a takeover either through the issuance of new rights, shares of common stock or preferred stock or any other security or device that may be issued to stockholders of the Corporation other than all stockholders of the Corporation that carry severe redemption provisions, favorable purchase provisions or otherwise.

SEVENTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware, including, without limitation, as provided in Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, no director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. No amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment.

EIGHTH: Each person who is or was a director or officer of the Corporation, and each person who serves or served at the request of the Corporation as a director or officer and each person who serves or served at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the General Corporation Law of the State of Delaware as it may be in effect from time to time.

NINTH:

1. Subject to the rights of the holders of any series of Preferred Stock, any director may be removed from office at any time, for cause, and at any time after the first meeting of stockholders for the election of directors, without cause, by the affirmative vote of the holders of at least a majority of the Common Stock then outstanding.

2. The first meeting of stockholders for the election of directors after the Effective Date, shall not occur prior to twelve (12) months after the Effective Date (as such term is defined in the Fourth Amended Joint Plan of Reorganization (As Modified) of the Corporation, dated June 5, 2007, as amended).

3. The foregoing Sections 1 and 2 of this Article NINTH shall not be amended within the first twelve (12) months following the Effective Date without the consent or approval of the holders of at least 90% of the Common Stock then outstanding.

TENTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article TENTH, provided, however, that any amendment or repeal of Article SEVENTH or Article EIGHTH of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

ELEVENTH: The Corporation expressly elects not be governed by Section 203 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Federal-Mogul Corporation has caused this Certificate to be signed on July 28, 2008, in its name by a duly authorized officer.

By:	/s/ Robert L. Katz
Robert L. Katz
Title:	Senior Vice President,
General Counsel and Secretary